Exhibit 99.1

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

FIRST INDIANA BANK

Moderator: Bob Warrington
January 18, 2007
1:00 pm CT

Operator:	Good afternoon. My name is (Nicole) and I will be your conference operator today. At this time I would like to welcome everyone to the First Indiana Corporation Year End Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.

Thank you. I would now like to turn the conference over to Mr. Bob Warrington. Please go ahead sir.

Bob Warrington:	Thank you (Nicole). Welcome and thank you for joining us. We appreciate the opportunity to share our year end results and observations with you. With me today are Beth Copeland, our Communications Director, and Bill Brunner, our Chief Financial Officer.

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

First Beth Copeland will address forward looking statements, second Bill Brunner will review selected financials, then I’ll provide some remarks. Following that we’d be glad to answer any of your questions.

Beth?

Beth Copeland:	Thanks. This conference call may contain forward looking statements concerning First Indiana’s future operations and financial results. Such statements are based on management’s views and expectations as of today based on information presently available to management.

These statements are subject to numerous risks and uncertainties as described in our Form 10K and other filings with the Securities and Exchange Commission and as a consequence actual results may differ materially from those anticipated by the forward looking statements. First Indiana undertakes no duty to update forward looking statements.

And now Bill Brunner will review a few of our financials for 2006.

Bill Brunner:	Good afternoon. I’d like to take you through a brief rundown of a few of the key numbers for the year and for the quarter. First Indiana’s net income for 2006 was $32.9 million or $1.94 per diluted share. Earnings for 2005 were $25.3 million or $1.44 per diluted share.

Net income from continuing operations which exclude the effects of the sale of the trust operation of the first quarter was $24.3 million for 2006 or $1.44 per diluted share compared with $24.5 million or $1.40 per diluted share for the previous year.

FIRST INDIANA BANK
> Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

Fourth quarter net income was $6 million or 35 cents per diluted share compared with $5.7 million or 34 cents per diluted share for the third quarter of 2006.

Return on average assets for 2006 was 1.61% or 1.19% on a continuing operations basis as compared to 1.32% for 2005. Return on average equity for 2006 was 18.44% or 13.6% on a continuing operations as compared with 14.39% for 2005.

In 2006 total loan outstandings increased 8%. Total loans at December 31, 2006 were $1.69 billion as compared with $1.57 billion at December 31, 2005. This growth was focused in our commercial area which increased 16%.

Commercial loans including business, commercial real estate, and single family construction at December 31, 2006 were $938 million compared with $805 million on the same date in 2005, an increase of $133 million.

Deposits in the fourth quarter averaged $1.6 billion, up $198 million or 14% over the fourth quarter average in 2005. Core deposits which we defined as demand deposits, savings, and consumer CDs were up 20% in 2006. The ability to grow core relationship is at the center of our strategy in both retail and commercial areas of the bank.

Continuing with this core deposit comparison of fourth quarter average balances in 2006 versus 2005 balances in the retail franchise deposits increased $114 million or 11-1/2% and the commercial division deposits increased $143 million or 46%.

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

The net interest margin increased in the fourth quarter to 3.65% as compared to 3.61% in the third quarter. The margin increase is primarily due to an easing of deposit pricing pressures during the quarter.

The net interest margin for 2006 was 3.73% as compared to 3.85% in the year 2005. This decline is largely due to increased competitive pricing pressures of both loans and deposits during the entire year.

Non-interest income for 2006 was $27.8 million compared with $29.3 million for 2005. As we reported previously we’ve seen a decline in our income from the sale of loans brought on by both the decrease in volume and prices realized on sales.

Non-interest expense for 2006 was $62.6 million as compared to $61.3 million in 2005. As we have discussed each quarter this year 2006 included certain non-recurring expenses relating to the systems conversion which occurred in August. In total these expenses were $1.7 million in 2006.

In the fourth quarter you may have noted that salary and benefit expense were lower than the run rate largely due to reductions in certain incentive accruals in response to the bank not meeting all of its performance objectives.

And finally in yesterday’s release we announced a 5% increase in the corporation’s quarterly cash dividend and 21 cents per quarter from 20 cents. This is the eighty-first consecutive quarter First Indiana has paid a cash dividend and the fifteenth dividend increase in as many years.

Now Bob has a few remarks.

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

Bob Warrington:	Thank you Bill. Today I would like to discuss the progress made by the company over the past year and why we believe we continue to improve our competitive advantage for the future. But before that there are several specific topics I would like to visit.

First, non-performing loans increased $7.3 million between September and December 2006 to $13.1 million. This increase was due to one business loan relationship totaling $11.6 million which was placed on non-accrual and a charge off of $3.6 million was taken at year end.

Previously a reserve similar to the charge off amount had been established with this credit. Therefore the non-accrual balance on this credit was approximately $8 million at year end. This credit has been with the bank since 1992 and has been actively managed for some time.

Over the past few years we have been able to work this credit down from a high of $25 million to $11.6 million before the charge off. This move of a legacy credit to non-performing status is not indicative of deterioration in credit throughout the portfolio but commences the final resolution of a specific situation. Further, we anticipate the resolution of this issue early in 2007 with no additional loss.

Despite this one credit non-performing loans to total loans ended the year at .77%. Net charge offs to total loans for 2006 were 44 basis points and the reserve to total loan ratio ended the year at 1.80%.

Second, I would like to follow up on last quarter’s comments relating to the consumer finance operation and the recent declines in wholesale loan originations. In the fourth quarter both the volume and prices have stabilized at levels similar to the third quarter.

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

Also I would like to announce the establishment of First Indiana Mortgage, LLC, a joint venture with Wells Fargo Mortgage. This entity is operating within the Indianapolis marketplace utilizing selected branch offices offering a wide array of mortgage products to First Indiana clients and prospects.

We see this as a way to expand and deepen relationships with clients and provide products that we on our own are unable to profitably provide. We expect this collaboration to both increase fee income and reduce expenses.

This arrangement does not conflict with our consumer finance business but will reduce the amount of residential mortgages on the balance sheet as the existing portfolio pays down.

As for 2006 we have made headway in developing our core banking franchise through a number of avenues. Our loan growth of 8% and deposit growth of 20% are the result of our focus on loan and depository relationships. We have made it a priority to not just make a sale but to build a relationship with clients.

We have expanded utilizing new products targeted at the under and non-bank market. As of the end of December we have opened in excess of 3,000 new checking accounts with a positive financial return. We expanded our access through two new branches and one relocation in 2006 and in 2007 we are on schedule to open two new branches and relocate two others to improve client service.

We have optimized our staff through strategic hires of the top talent in the market. In total we added eight new relationship managers in the commercial division including a new division leader. On the retail side we recruited nine

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

experienced branch managers, seven assistant managers, and invested in additional training to enhance the effectiveness of branch offices. We have maintained firm control of expenses.

In closing, I’m positive about 2007 and the team we have in place to lead the bank. We will remain focused on the basics of the banking business, we are building our pipeline with quality credits, growing deposits, and controlling expenses.

That concludes our prepared remarks. Now with (Nicole)’s assistance we’d be glad to take any questions.

Operator:	Thank you sir. At this time I would like to remind everyone in order to ask a question press star 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Again to ask a question press star 1 at this time.

Your first question is from Kenneth James, FTN Midwest Securities.

Kenneth James:	Good afternoon.

Bob Warrington:	Good afternoon.

Kenneth James:	I have a question on the margin. You talked about the easing of deposit pricing pressures. It actually looks like you’re able to back off some of your deposit rates and actually lower rates a little bit on some of your categories. And also kind of lower some of your short term borrowing costs. Could you comment on that a little bit?

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

Bill Brunner:	Hi Kenneth, this is Bill. Yes we were actually able to lower prices. We particularly found some elasticity on how the higher balanced tiers in the money market accounts were able to come down. The decrease you see in the borrowing side of the business we also found opportunity to lower — we have quite a few customer based repurchase agreements which were down at the low level of borrowing. Most of that is actually client money as well and found some ability to pull those rates down as well.

When I think about it what we’re really saying is the market ran up during the late summer and we’re starting to see some — I’d say rationalization.

Kenneth James:	Okay. Do you see any more opportunities to do that kind of stuff or do you think funding costs are just going to kind of level off here near term?

Bill Brunner:	Well I think every time you step further down you risk the point to where you start finding the balance switch that we’re going to continue to look for. I would say it has more to do with the expectation of short term rates. You know, I think if they go up a little bit this thing could stop but keep them where they are; I think maybe we’ve gotten most but we’ll continue to look for more.

Kenneth James:	Okay. And on the yield side was there any interest related to these NPAs that was backed out or anything?

Bill Brunner:	Yes there was and it was taken out of the fourth quarter. It was, I don’t know, 45 days maybe but you are correct there was some.

Bob Warrington:	Once again that was one...

Bill Brunner:	One credit.

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

Bob Warrington:	MPA singular...

Kenneth James:	Right, okay, sorry.

Bob Warrington:	Out side of that credit they actually declined.

Bill Brunner:	Yeah NPAs are down.

Kenneth James:	Okay so I mean the margin’s actually a little higher than 365.

Bill Brunner:	Yes it would have been. It would have been just a little bit higher.

Kenneth James:	And would you say your outlook going forward, I mean, assuming rates don’t change would be stable or do you think could come in a little bit?

Bill Brunner:	I think we can expect it be stable.

Kenneth James:	Okay thanks.

Operator:	Your next question is from Brad Milsaps with Sandler O’Neill.

Brad Milsaps:	Hey good afternoon Bill, Bob.

Bob Warrington:	Good afternoon Brad.

Bill Brunner:	Hey Brad.

Brad Milsaps:	Bill you may have mentioned a little bit about this but on the expense side is there anything in the other line item that — related to the large credit or

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

anything else in there that in your mind kind of sticks out? I know expense control’s been a pretty big focus for you guys.

Can you kind of talk about what you’re seeing in ’07? I know you sort of went through the list there new folks you’ve hired and it sounds like you’re in pretty good position to enter ’07 maybe without having to add a lot of people. Can you kind of talk about your outlook there?

Bob Warrington:	There’s nothing — this is Bob, Brad. There isn’t anything related to the credit that reflects in the fourth quarter that would be outside of normal business. We did have some front end expenses related to some hiring in the fourth quarter that would have been a modest amount.

We don’t feel that there’s any need to press hard to recruit any additional staff but we’re always eager to acquire quality talent when it comes available so we’re constantly searching for that.

But there really isn’t any expenses related to credit quality that are special in the fourth quarter.

Brad Milsaps:	Bob do you think you can get any kind of the efficiency ratio kind of down below the 60% level?

Bob Warrington:	Yes I think we can. You know, it hasn’t been that long ago since we concluded the — our system conversion and ’07 will really be the first year we’ve been able — will be able to operate with that system in place and our business process improvements will be there for the whole year. So I do believe we can get it below 60%.

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

Brad Milsaps:	Okay. And I know the middle part of the year is usually your strongest for loan growth. Can you sort of talk about the pipeline and then sort of how that would lead, you know, the amount of growth you’re seeing kind of vis a vis a stock repurchase you’re sitting at your 7% tangible equity bogey at the end of the year so I’m wondering if you’ll dust off the buyback again.

Bill Brunner:	Brad we’re actually now back to where we were and I think you have a pretty good memory because we did dip below midyear when we had our balance sheet growth. But you’re absolutely right — the balance sheet growth probably is likely to not come out evenly again this year.

Given we do feel like we’re good earnings trend I would intend on that ratio staying right around the 7% range which might imply some additional buybacks.

Bob Warrington:	Regarding the pipeline I would describe the pipeline as reasonably strong. We still take every opportunity if there’s any credit that we have any concern about we do try to steer that to another institution. And we were successful in that regard on one credit in December that we received a payoff on.

So I think that while we’ve been able to grow loans the past year at the 8% level we’ve also been able to move out a couple of credits that perhaps were marginal to average in quality. And really from a — the perspective of what the current management team inherited the decision we made at the end of the year regarding this one credit we believe will conclude that phase of the corporation’s history.

Brad Milsaps:	Okay and final question. It sounds like the one large loan is a pretty sizable loan by your guy’s standards. I mean would you — would that be the best way

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

to describe it or do you have another loan that would be, you know, as large as this one in the portfolio?

Bob Warrington:	There are other loans as large as this in the portfolio. There — the other loans though I would suggest were originated, underwritten, and collateralized in a different manner.

Brad Milsaps:	Okay great. Thank you.

Bob Warrington:	You’re welcome.

Operator:	Your next question is from the line of Steve Covington with Stieven Capital.

Steve Covington:	Good afternoon guys.

Bill Brunner:	Hello Steve.

Bob Warrington:	Good afternoon.

Steve Covington:	Just a — I don’t know, I’m not sure if you mentioned this; I apologize if you did. But the loan in question that was moved to non-accrual what — could you give a general or categorize the collateral of that just in general?

Bob Warrington:	You know, Steve I want to be forthcoming. I don’t think it would enhance any part of your analysis of the company if I elaborate on any more specifics. I just don’t feel comfortable — I tried to be as straight with everybody as I can with what happened. We worked with this credit for an incredibly long period of time. It was a real roller coaster ride. There were times when we thought this credit might even be upgradeable. We worked and we worked and we got to the point where there wasn’t any place else to go. We believe we took the

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

correct and most conservative approach to this and acted in an aggressive fashion to optimize the resolution.

It has multiple pieces of collateral that support it. I guess that’s really all I feel comfortable saying.

Steve Covington:	Okay fair enough. And I guess secondly just a follow up on Brad’s question about the pipeline. I guess from your comments it sounds like then better than high single digit growth is what you’re hoping for in ’07. Is that reasonable to — just to spell it out is that what you hope to do, you know, better than the 8% you did this year?

Bob Warrington:	Well I think depending how you get the 8% is perhaps as important as what the absolute growth rate is. The way we’re structured now I would expect that we would have strong growth once again within the commercial division of the bank. We would clearly have declining balances in our residential portfolio because we’re no longer originating any loans at all since we launched the JV the first of the year.

And then on the consumer side we will be able to maintain — approximately maintain the size of that portfolio with local in market originations and we haven’t utilized any of the out of market wholesale production for some time now.

So whether that generates overall more than 8% growth or not it’s possible but I think, you know, in that range is reasonable for ’07. But I think the mix that will come out of that will be more favorable to earnings generation than the old portfolio mix.

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

Steve Covington:	That’s great color. I appreciate that. Lastly the — out of curiosity the joint venture with Wells Fargo — will the loans be underwritten and kind of table funded at First Indiana loans or are they underwritten as a Wells Fargo loans? Can you give a little...

Bob Warrington:	Neither actually Steve. It’s the joint venture’s loans.

Steve Covington:	Oh okay.

Bob Warrington:	And they will then market the loans through that vehicle and they will not ever touch the First Indiana balance sheet. We do have loan originators that are stationed at selected branches throughout our marketplace and we think the advantage is we get a much wider array of products than we could ever come up with on our own, better secondary marketing capabilities than we could ever come up with on our own, and then we’ll run more customers through the joint venture and gives us a chance to sell our core banking products and services to that group.

And that’s why I think we have a real opportunity to increase fee income as it relates to residential mortgage originations and also reduce expenses because we’d no longer have any employees on the First Indiana payroll associated with that line of business.

Steve Covington:	Is the joint venture then technically a mortgage broker or is it like a mortgage bank that’s actually funding the loan? Or...

I guess I’m trying to...

Bob Warrington:	It’s splitting a hair there. I mean the expertise that drives us clearly comes from Wells Fargo.

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

Steve Covington:	Yeah.

Bob Warrington:	And, you know, from a legal entity perspective I’m not quite sure how you want to classify the joint venture itself. But the end result will of course give Wells Fargo the opportunity to acquire the servicing aspects at the end of the day; that’s what they want. Does that help?

Steve Covington:	Yeah I was curious. Thank you.

Bob Warrington:	You’re welcome.

Operator:	Again in order to ask a question press star 1.

Your next question is from Brian Martin, Howe Barnes.

Brian Martin:	Hi Bob, hi Bill.

Bob Warrington:	Hi Brian.

Brian Martin:	Hey just a quick question on the credit side and that was the, you know, this one credit that was talked about earlier can you talk about any other legacy credits that, you know, I guess might still be limping along that, you know, some type of similar event may occur? Is that type of scenario unlikely given kind of the risk profile and the elimination of this credit this quarter or how would you characterize that?

Bob Warrington:	Brian I would describe it this way. If we were at the beginning of December I would have told you there were three credits that could be described in that legacy category. One was paid off in December. The second one — the one

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

we’ve just spoken about — the third one which at this point in time is paying as agreed is scheduled to be taken out by another lender in the next month or so.

So I would suggest that this would be the end of what I would describe as legacy credits or legacy credit issues.

Brian Martin:	Okay. And just the — some other things. The eight people that you talked about adding I guess on the commercial side the eight new relationship managers — timing wise do they kind of sprinkled in throughout the year? Was it one part of the year you brought some more than others? Or — I guess the other thing is was that a net add in that area or is that just a — just the number of people you added not counting the people that might have left?

Bob Warrington:	That would be a net add. The majority of those people arrived on the commercial side in the second half of the year. I’d have to go back and look up specifically. There’s probably perhaps one or two that came in the first half of the year but the majority of them came between I would say August and November.

Brian Martin:	Okay. And thirdly this affiliation with Wells Fargo in the effect on earnings or income this year. Is it a material item?

Bob Warrington:	No I would not describe it as material item. I think it provides an opportunity that if we’re successful with the promotion of this entity that it could be significant in the future. But I would think the first year I’d be reluctant to say that.

We will be able to take some expense out as I indicated and we will presumably participate in some of the gains through the joint venture but I think it’ll take awhile to get legs, get known. We’ve got the majority of the

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

staff — I say we — the joint venture has the majority of the staff recruited in place but there’s still a couple of loan origination people that they’re looking for. So I couldn’t call it a material impact for ’07.

Brian Martin:	Okay and then lastly maybe just more of a general question. That would be you kind of talked a little bit about the accomplishments in ’06 earlier. Can you just give us a little bit of color on, you know, some of your — I guess the top priorities as you look to ’07 at this point in time?

Bob Warrington:	Well I would say the top priority and this is probably the same with most if not all banking institutions in the country is gathering deposits. And we will continue to focus on expanding our checking account base, increasing the number of new customer relationships, and we’ll continue our efforts and initiatives to focus on the under and non—banked segment which we really made some progress with next year.

So there’s no question that mission number one is to generate deposits.

Brian Martin:	Okay anything else to tie on that list or does that pretty much sum it up?

Bob Warrington:	Well I guess I stopped after deposits because if we’re successful on that I’m pretty comfortable the rest of the items will tend to work out. Of course we — to grow we have to expand the assets on the balance sheet therefore we need loans.

As I indicated we’ve got two new branches we plan to open during the year and relocate two others. Those moves there give us the opportunity to both impact deposit and loans and customer relationships.

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

So I guess I would seam those three together: deposits, successful opening and relocation of branches, and loan growth would be the three highest priorities for ’07.

Brian Martin:	Okay I appreciate it. Thanks very much.

Bob Warrington:	Thank you Brian.

Operator:	Your next question is a follow up question from Kenneth James.

Kenneth James:	Another question kind of on the outlook for provisioning or lack thereof. It appears that if we kind of assume a loan growth rate similar to this year or similar to ’06 then more benign credit outlook but kind of normalized charge offs that, you know, pretty easily be able to make it through the year without provisioning. Is that a reasonable assumption?

Bill Brunner:	Well Kenneth I mean you never know what can come up but as you know we stick very diligently to our model and our model has been walking us down a reserve number allowing us to grow into it. And I don’t particularly see unless something came up for that to change.

Kenneth James:	Okay. But it seems to me that if something would have to — it would have to be pretty bad to have to be adding to the reserve any time in the near future.

Bill Brunner:	I think it would certainly provide an indicator if a material provision had to be made.

Kenneth James:	Okay thank you.

Operator:	At this time we have no further questions.

FIRST INDIANA BANK
Moderator: Bob Warrington
01-18-07/1:00 pm CT
Confirmation # 5661480

Bob Warrington:	Well I’d like to thank everybody for taking the time to join us for our call today. We appreciate your consideration and thank you for the questions. With that we’ll conclude our call and wish everyone a good day. Thank you very much.

Operator:	Thank you. This concludes today’s conference. You may now disconnect.

END